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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                        COMMISSION FILE NUMBER 000-25333

                            EAGLE FOOD CENTERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             RT. 67 & KNOXVILLE RD.
                              MILAN, ILLINOIS 61264
                                 (309) 787-7730
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    8 5/8% SENIOR NOTES DUE APRIL 15, 2000
           (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                      11% SENIOR NOTES DUE APRIL 15, 2005
   (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                      UNDER SECTION 13(a) OR 15(d) REMAINS)

       PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

                 RULE 12g-4(A)(1)(i) [X] RULE 12h-3(B)(1)(i)  [_]
                RULE 12g-4(A)(1)(ii) [_] RULE 12h-3(B)(1)(ii) [_]
                 RULE 12g-4(A)(2)(i) [_] RULE 12h-3(B)(2)(i)  [_]
                RULE 12g-4(A)(2)(ii) [_] RULE 12h-3(B)(2)(ii) [_]
                                 RULE 15d-6 [_]

 APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:
                                      NONE.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Eagle Food Centers, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          EAGLE FOOD CENTERS, INC.
                                          (Registrant)

                                          By:  /s/ S. Patric Plumley
                                             ----------------------------------
                                          S. Patric Plumley
                                          Senior Vice President-
                                          Chief Financial Officer and Secretary